                                        FILED UNDER RULE 424(c) OF REGULATION C
                                                    SEC FILE NUMBER:  333-51495

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 27, 1998)

                                 CYBERCASH, INC.

                        2,300,000 SHARES OF COMMON STOCK

           The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statement set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                                     SELLING STOCKHOLDERS

           The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows:



                                      Shares                         Shares        Percentage
                                      Owned          Shares          Owned           Owned
            Selling                   Before          to be          After           After
          Stockholder(1)             Offering        Offered        Offering        Offering
--------------------------------- ------------- -------------- --------------------------------
John A. Barber Separate Property        539             539            0               0
Trust, UDT 14 Jan., 1986


Mellon Bank, N.A. as Trustee          6,467           6,467            0               0
for the Bell Atlantic Master
Trust

Ann S. Bowers, Trustee, Ann S.        1,078           1,078            0               0
Bowers Separate Property Trust

Public Employees' Retirement          6,467           6,467            0               0
Association of Colorado

Royal & Sun Alliance Trust            2,157           2,157            0               0
Company Limited as Trustee of
Crossroads Capital IV Venture
Capital Fund

Crossroads Constitution Limited       6,467           6,467            0               0
Partnership

Crossroads Providence Limited         4,311           4,311            0               0
Partnership

Endowment Venture Partners,          10,778          10,778            0               0
Limited Partnership

The Ford Foundation                  10,778          10,778            0               0


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

                                    Shares                         Shares        Percentage
                                    Owned          Shares          Owned           Owned
            Selling                 Before          to be          After           After
          Stockholder              Offering        Offered        Offering        Offering
--------------------------------- ------------- -------------- --------------------------------
Andrew S. Grove and Eva Kastan        862             862              0               0
Grove, Co-Trustees of The
Andrew S. Grove and Eva Kastan
Grove Living Trust dtd 6/4/70

Master Trust Pursuant to the        4,311           4,311              0               0
Hewlett-Packard Deferred Profit
Sharing Plan and Supplemental
Pension Plan

Horsley Bridge Fund II, L.P.       30,180          30,180              0               0

Leeway & Co.                       21,557          21,557              0               0

Arthur Rock                           323             323              0               0

William J. Schroeder and
Marilee J. Schroeder, Trustees        539             539              0               0
under Revocable Trust Agreement
dated November 1, 1993 as
amended

J.F. Shea Co., Inc. as Nominee       2,157           2,157             0               0
1991-29

Stanford University                  10,778          10,778            0               0

University of Notre Dame              6,467           6,467            0               0

University of Southern                6,467           6,467            0               0
California

Philippe Villers                      1,617           1,617            0               0

The President and Trustees of         4,311           4,311            0               0
Williams College

Young Men's Christian                 5,389           5,389            0               0
Association Retirement Fund
--------------------------------



             The date of this Prospectus Supplement is May 29, 1998.




--------------------------------
(1) Each of the Selling Stockholders is a limited partner of Mohr, Davidow Ventures III. Information concerning the Selling Stockholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.